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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


                              (AMENDMENT NO. 3 ) *

                                    BTG, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    05576J101
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)
            [ ] Rule 13d-1(c)
            [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                               Page 2 of 4 pages
                                  SCHEDULE 13G


-------------------                                                                        ------------------------
CUSIP No. 05576J101                                     13G                                Page 2 of ___4____ Pages
-------------------                                                                        ------------------------
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1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Dr. Edward H. Bersoff
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)   [ ]
                                                                                                    (b)   [ ]

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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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                                     5         SOLE VOTING POWER

                                               1,391,578
             NUMBER OF               -------------------------------------------------------------------------------
              SHARES                 6         SHARED VOTING POWER
           BENEFICIALLY
             OWNED BY                          0
               EACH                  -------------------------------------------------------------------------------
             REPORTING               7         SOLE DISPOSITIVE POWER
              PERSON
               WITH                            1,391,578
                                     -------------------------------------------------------------------------------
                                     8         SHARED DISPOSITIVE POWER

                                               0
---------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,391,578
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                           [x]

          Does not include 96,487 shares of common stock beneficially owned by Marilynn D. Bersoff, Dr. Bersoff's wife, 2,875 shares of common stock owned by Dr. Bersoff's mother, and 2,875 shares of common stock owned by Dr. Bersoff and his brother, as trustees for their mother, as to which Dr. Bersoff disclaims any beneficial ownership.

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.7 %
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12        TYPE OF REPORTING PERSON*

          IN
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
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 3 of 4 pages



ITEM 1(a).     NAME OF ISSUER:

               BTG, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3877 Fairfax Ridge Rd.
               Fairfax, VA  22030-7448


ITEM 2(a).     NAME OF PERSON FILING:

               Dr. Edward H. Bersoff

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               3877 Fairfax Ridge Rd.
               Fairfax, VA 22030-7448

ITEM 2(c).     CITIZENSHIP:

               United States of America

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, no par value per share

ITEM 2(e).     CUSIP NUMBER:

               05576J101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.        OWNERSHIP.

               (a)         Amount beneficially owned:                                              1,391,578 shares
               (b)         Percent of class:                                                       15.7%
               (c)         Number of shares as to which such person has:

                           (i)   Sole power to vote or direct the vote:                            1,391,578 shares
                           (ii)  Shared power to vote or to direct the vote:                       0 shares
                           (iii) Sole power to dispose or to direct the disposition of:            1,391,578 shares
                           (iv)  Shared power to dispose or to direct the disposition of:           0 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER.

               Not Applicable
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                                                               Page 4 of 4 pages



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATIONS.

               Not Applicable


                                    SIGNATURE

                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   -----------------------------------
                                                Date

                                         /s/ Edward H. Bersoff
                                   -----------------------------------
                                                Signature

                                          Edward H. Bersoff
                                   -----------------------------------
                                                 Name